Exhibit 99.3

Resolute Energy Corporation Announces Private Offering of 55,000 Shares of 8⅛% Series B Cumulative Perpetual Convertible Preferred Stock

Denver, Colorado – October 4, 2016 – Resolute Energy Corporation (NYSE: REN) (the “Company” or “Resolute”) today announced that it has priced a private offering of 55,000 shares of 8⅛% Series B Cumulative Perpetual Convertible Preferred Stock of the Company (“convertible preferred stock”), having an initial offering price and liquidation preference of $1,000 per share. The Company has granted the initial purchaser a 30-day option to purchase up to an additional 7,500 shares of convertible preferred stock. The closing of the offering is expected to occur on October 7, 2016 and is subject to the satisfaction of customary closing conditions.

The Company expects to receive, before offering expenses, $52.8 million in net proceeds from the offering (or $60.0 million if the initial purchaser exercises its option to purchase 7,500 additional shares of convertible preferred stock in full). The Company intends to use the net proceeds to fund a portion of the purchase price for the Company’s acquisition of certain oil and gas assets located in Reeves County, Texas. In the event that the acquisition is not completed, the Company expects to use the net proceeds from the offering for general corporate purposes.

Dividends on the shares of convertible preferred stock will be payable in cash on a cumulative basis when, as and if declared by the Company’s board of directors, at an annual rate of 8⅛% on a liquidation preference of $1,000 per share, on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2017.

Holders may convert their shares of convertible preferred stock at any time into shares of the Company’s common stock based on an initial conversion rate of 33.8616 shares of the Company’s common stock per share of convertible preferred stock (which is equivalent to an initial conversion price of approximately $29.53 per share of the Company’s common stock), subject to adjustment as described in the certificate of designations for the convertible preferred stock (the “Certificate”). Under certain circumstances, the Company will increase the conversion rate upon a “fundamental change” as described in the Certificate.

The convertible preferred stock is being offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The convertible preferred stock, and any shares of common stock issuable upon the conversion of the convertible preferred stock, have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the convertible preferred stock in any state or jurisdiction in which such offer, solicitation or sale is unlawful.  Any offers of the convertible preferred stock will be made only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act.

Cautionary Statements

The statements in this press release relating to the expected date of closing of the offering and the use of proceeds from the offering are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

Contact:

HB Juengling

Vice President - Investor Relations Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com